Exhibit (e)(1)(i)

Amendment No. 1 to Distribution Agreement

This Amendment No. 1 to the Distribution Agreement (this “Amendment”), is made by and between 1290 Funds, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and is effective as of June 15, 2018.

WHEREAS, the Trust and ALPS entered into a Distribution Agreement dated April 16, 2018, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the provisions of the Agreement to reflect a name change to one Fund offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.     Appendix A to Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2.    Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

1290 FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/ Michal Levy		By:	/s/ Steven B. Price
Name: Michal Levy		Name:	Steven B. Price
Title: Vice President		Title:	SVP and Director of Distribution Services

APPENDIX A

LIST OF FUNDS

1290 Convertible Securities Fund

1290 DoubleLine Dynamic Allocation Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 Low Volatility Global Equity Fund

1290 Global Talents Fund

1290 High Yield Bond Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

1290 Diversified Bond Fund

1290 Retirement 2020 Fund

1290 Retirement 2025 Fund

1290 Retirement 2030 Fund

1290 Retirement 2035 Fund

1290 Retirement 2040 Fund

1290 Retirement 2045 Fund

1290 Retirement 2050 Fund

1290 Retirement 2055 Fund

1290 Retirement 2060 Fund